       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001
                                                     REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                                  PROXIM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

              DELAWARE                               777-0059429
   (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                               510 DEGUIGNE DRIVE
                           SUNNYVALE, CALIFORNIA 94085
                                 (408) 731-2700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              -------------------
                                  DAVID C. KING
                          PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER
                               510 DEGUIGNE DRIVE
                           SUNNYVALE, CALIFORNIA 94085
                                 (408) 731-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                              -------------------
                                   Copies to:
                             JEFFREY D. SAPER, ESQ.
                               ROBERT G. DAY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               FAX: (650) 493-6811
                              -------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                          PROPOSED           PROPOSED
                                                           MAXIMUM           MAXIMUM
    TITLE OF EACH CLASS                 AMOUNT             OFFERING          AGGREGATE        AMOUNT OF
     OF SECURITIES TO                    TO BE              PRICE            OFFERING       REGISTRATION
       BE REGISTERED                   REGISTERED         PER SHARE           PRICE              FEE
--------------------------------------------------------------------------------------------------------------
Common Stock
   $0.001 par value............       4,459,549 shares        $ 8.725        $38,909,565.02      $9,299.39
==============================================================================================================

(1) The price of $8.725 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on December 19, 2001, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001

PROSPECTUS

                                4,459,549 SHARES

                                  PROXIM, INC.

                                  Common Stock

                              -------------------

        This prospectus relates to the public offering, which is not being underwritten, of up to 4,459,549 shares of our common stock which is held by some of our current stockholders. The selling stockholders identified in this prospectus acquired their shares of our Common Stock and warrants to purchase Common Stock from us in a private placement transaction on November 27, 2001.

        The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our Common Stock is listed on the Nasdaq National Market under the symbol "PROX." On December 20, 2001, the closing price for our Common Stock was $8.85 per share.

                              -------------------

        INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                              -------------------

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                The date of this Prospectus is      , 2001.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Proxim, Inc. (referred to in this prospectus as "Proxim," the "Company" and "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
WHERE YOU CAN FIND MORE INFORMATION..............................................................1

PROXIM...........................................................................................2

FORWARD-LOOKING STATEMENTS.......................................................................2

RISK FACTORS.....................................................................................3

USE OF PROCEEDS.................................................................................17

SELLING STOCKHOLDERS............................................................................17

PLAN OF DISTRIBUTION............................................................................18

INDEMNIFICATION OF DIRECTORS AND OFFICERS.......................................................19

LEGAL MATTERS...................................................................................20

EXPERTS.........................................................................................20

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        (1) Proxim's Annual Report on Form 10-K, for the year ended December 31, 2000 as filed with the Commission on February 7, 2001;

        (2) Proxim's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Commission on May 15, 2001;

        (3) Proxim's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed with the Commission on August 14, 2001;

        (4) Proxim's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the Commission on November 14, 2001;

        (5) Proxim's Current Reports on Form 8-K, filed with the Commission on March 9, 2001, March 16, 2001, March 23, 2001 and November 28, 2001;

        (6) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on October 21, 1993.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Keith E. Glover
        Vice President, Finance and Chief Financial Officer
        Proxim, Inc.
        510 DeGuigne Drive
        Sunnyvale, California 94085
        (408) 731-2700

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                     PROXIM

        Proxim designs and builds wireless broadband networking solutions for the enterprise, service provider and home markets. The Harmony product family is based on a multi-standard architecture designed to work with any wireless technology. Harmony also offers a range of design-in modules for OEMs. The Stratum product family offers a range of broadband access solutions and building-to-building networking connectivity for enterprises and service providers. The Symphony product family offers easy-to-use, inexpensive wireless networking for homes. The Farallon product family provides a broad range of Ethernet, HPNA and wireless solutions for small businesses and schools. Proxim is a member of the Wireless Ethernet Compatibility Alliance and a Promoter of the Home Radio Frequency Working Group along with Compaq, Siemens, Motorola, National Semiconductor and other companies.

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO DECLINE.

        Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future on an annual and quarterly basis, due to numerous factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

        - changing market demand for, and declines in the average selling prices of, our products;

        - the timing of and delays or cancellations of significant orders from major customers;

        -  the loss of one or more of our major customers;

        -  the cost, availability and quality of components from our suppliers;

        - the cost, availability, and quality of assemblies from contract and subcontract manufacturers;

        - the lengthy sales and design-in cycles for original equipment manufacturer, or OEM, products;

        -  delays in the introduction of our new products;

        -  competitive product announcements and introductions;

        -  market adoption of new technologies;

        - market adoption of radio frequency, or RF, standards-based products (such as those compliant with the HomeRF, IEEE 802.11b, IEEE 802.11a, or Bluetooth specifications);

        -  the mix of products sold;

        - the effectiveness of our distribution channels and our success in maintaining our current distribution channels and developing new distribution channels;

        - the sell-through rate of our Symphony HomeRF products through consumer retail channels;

        -  management of retail channel inventories;

        - excess and obsolete inventories related to evolving product technologies and industry standards;

        -  the failure to anticipate changing customer product requirements;

        -  seasonality in demand;

        -  manufacturing capacity and efficiency;

        - changes in the regulatory environment, product health and safety concerns; and

        -  general economic conditions.

        Historically, we have not operated with a significant order backlog and a substantial portion of our revenue in any quarter has been derived from orders booked and shipped in that quarter. Accordingly, our revenue expectations are based almost entirely on internal estimates of future demand and not on firm customer orders. Planned operating expense levels are relatively fixed in the short term and are based in large part on these estimates. If orders and revenue do not meet expectations, our operating results could be materially adversely affected. In this regard, in the second quarter of 2001 we experienced a decrease in revenue and recorded a $44 million provision for excess and obsolete inventory due primarily to a sudden decrease in demand for our products and unexpected and significant decline in our forecasted revenue. In the third quarter of 2001, we recorded a provision of $6.0 million for excess and obsolete inventory. In addition, days sales outstanding in receivables increased from 66 days at December 31, 2000 to 97 days during the nine months ended September 30, 2001 and we recorded a $4.5 million charge to increase the allowance for doubtful accounts at September 30, 2001. Similarly, in the third quarter of 1997, we experienced a decrease in revenue and an operating loss as a result of a significant decrease in orders from two or our major customers. We can offer no assurance that we will not experience future quarter to quarter decreases in revenue or quarterly operating losses. In addition, due to the timing of orders from OEM customers, we have often recognized a substantial portion of our revenue in the last month of a quarter. As a result, minor fluctuations in the timing of orders and the shipment of products have caused, and may in the future cause, operating results to vary significantly from quarter to quarter.

WE DEPEND SIGNIFICANTLY ON A LIMITED NUMBER OF OEM CUSTOMERS.

        A substantial portion of our revenue has been derived from a limited number of customers, most of which are OEM customers. Sales to one customer in calendar year 2000 and 1999 represented approximately 12% and 30%, respectively. We expect that sales to a limited number of OEM customers will continue to account for a substantial portion of our revenue for the foreseeable future. We also have experienced quarter to quarter variability in sales to each of our major OEM customers and expect this pattern to continue in the future.

        Sales of many of our wireless networking products depend upon the decision of a prospective OEM customer to develop and market wireless solutions which incorporate our wireless technology. OEM customers' orders are affected by a variety of factors, including the following:

        -  new product introductions;

        -  regulatory approvals;

        -  end-user demand for OEM customers' products;

        -  product life cycles;

        -  inventory levels;

        -  manufacturing strategies;

        -  pricing;

        -  contract awards;

        -  competitive situations; and

        -  general economic conditions.

        For these and other reasons, the design-in cycle associated with the purchase of our wireless products by OEM customers is quite lengthy, generally ranging from six months to two years, and is subject to a number of significant risks, including customers' budgeting constraints and internal acceptance reviews, that are beyond our control. Because of the lengthy sales cycle, we typically plan our production and inventory levels based on internal forecasts of OEM customer demand, which is highly unpredictable and can fluctuate substantially. In addition, our agreements with OEM customers typically do not require minimum purchase quantities and a significant reduction, delay or cancellation of orders from any of these customers could materially and adversely affect our operating results. If revenue forecasted from a specific customer for a particular quarter is not realized in that quarter, our operating results for that quarter could be materially adversely affected. The loss of one or more of, or a significant reduction in orders from, our major OEM customers could materially and adversely affect our operating results or stock price. In this regard, in the first quarter of 2001, Intel Corporation, a HomeRF OEM customer, announced that it would offer IEEE 802.11b products for its next generation of consumer wireless networking devices. This announcement resulted in a decrease in the market price of our common stock. In addition, we can offer no assurance that we will become a qualified supplier for new OEM customers or that we will remain a qualified supplier for existing OEM customers.

THE WIRELESS LOCAL AREA NETWORKING MARKET IS INTENSELY COMPETITIVE AND SOME OF OUR COMPETITORS ARE LARGER AND BETTER ESTABLISHED.

        The wireless local area networking and building to building markets are extremely competitive and we expect that competition will intensify in the future. Increased competition could adversely affect our business and operating results through pricing pressures, the loss of market share and other factors. The principal competitive factors include the following: data throughput; effective RF coverage area; interference immunity; network security; network scalability; price; integration with voice technology; wireless networking protocol sophistication; ability to support industry standards; roaming capability; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and company reputation.

        We could be at a disadvantage to competitors, particularly Cisco Systems and Agere Systems (formerly part of Lucent Technologies), that have broader distribution channels, brand recognition, extensive patent portfolios and more diversified product lines.

        We have several competitors in our commercial wireless business, including without limitation Agere Systems, Alvarion (formerly Breezecom), Cisco Systems (which acquired Aironet Wireless Communications), Intersil, Nokia, Symbol Technologies, Western Multiplex and 3COM. We also face competition from a variety of companies that offer different technologies in the emerging home networking market, including several companies developing competing wireless networking products. Additionally, numerous companies have announced their intention to develop competing products in both the commercial wireless and home networking markets, including several Asia-based companies offering low-price IEEE 802.11b products. In addition to competition from companies that offer or have announced their intention to develop wireless LAN products, we could face future competition from companies that offer products which replace network adapters or offer alternative communications solutions, or from large computer companies, PC peripheral companies, as well as other large networking equipment companies. Furthermore, we could face competition from certain of our OEM customers, which have, or could acquire, wireless engineering and product development capabilities, or might elect to offer competing technologies. For example, in the first quarter of 2001, Intel Corporation, a HomeRF OEM customer, announced that it would offer IEEE 802.11b products for its next generation of consumer wireless networking devices. This announcement resulted in a decrease in the market price of our common stock. We can offer no assurance that we will be able to compete successfully against these competitors or those competitive pressures we face will not adversely affect our business or operating results.

        Many of our present and potential competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the wireless LAN and building to building markets, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we have only limited experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as the wireless LAN market evolves and the level of competition increases.

WE PURCHASE SEVERAL KEY COMPONENTS USED IN THE MANUFACTURE OR INTEGRATION OF OUR PRODUCTS FROM SOLE OR LIMITED SOURCES.

        Certain parts and components used in our products, including our proprietary application specific integrated circuits, or ASICs, and assembled circuit boards, are only available from single sources, and certain other parts and components are only available from a limited number of sources. Our reliance on these sole source or limited source suppliers involves risks and uncertainties, including the following:

        -  the possibility of a shortage or discontinuation of key components;
           and

        - reduced control over delivery schedules, manufacturing capability, quality, yields and costs.

        Any reduced availability of these parts or components when required could significantly impair our ability to manufacture and deliver our products on a timely basis and result in the cancellation of orders, which could materially adversely affect our operating results. In addition, the purchase of some key components involves long lead times and, in the event of unanticipated increases in demand for our products, we have in the past been, and may in the future be, unable to manufacture some products in a quantity sufficient to meet our customers' demand in any particular period. We have no guaranteed supply arrangements with our sole or limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase sole or limited source parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruptions, production shortfalls, production quality or financial difficulties of a sole or limited source supplier could materially and adversely affect our business by increasing product costs, or reducing or eliminating the availability of parts or components. In an event like this, our inability to develop alternative sources of supply quickly and on a cost-effective basis could significantly impair our ability to manufacture and deliver our products on a timely basis and could materially adversely affect our business and operating results.

WE NEED TO EXPAND OUR LIMITED MANUFACTURING CAPABILITY AND INCREASINGLY DEPEND ON CONTRACT MANUFACTURERS FOR OUR MANUFACTURING REQUIREMENTS.

        We currently have limited manufacturing capability and no experience in large scale or foreign manufacturing. If our customers were to concurrently place orders for unexpectedly large product quantities, our present manufacturing capacity might be inadequate to meet the demand. We can offer no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis. In addition, in order to compete successfully, we will need to achieve significant product cost reductions. Although we intend to achieve cost reductions through engineering improvements, production economies, and manufacturing at lower cost locations including outside the United States, we can offer no assurance that we will be able to do so. In order to remain competitive, we also must continue to introduce new products and processes into our manufacturing environment, and we can offer no assurance that any such new products will not create obsolete inventories related to older products.

        We currently conduct our manufacturing operations for RangeLAN2, Harmony, Stratum and 900 MHz products at our corporate headquarters in Sunnyvale, California. In addition, we rely on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects us to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If our Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near our current or full capacity for an extended period, our business and operating results could be materially adversely affected.

        We currently outsource manufacturing for our HomeRF products with Flextronics International, Inc., a top tier turnkey contract manufacturer. We expect Flextronics to provide domestic manufacturing for new product introductions and off-shore manufacturing for lower-cost high-volume manufacturing of HomeRF products. In addition, we expect Flextronics to work directly with our HomeRF manufacturing license partners to manage product supply, factory capacity, product quality and manufacturability, and cost reductions. Changes in our manufacturing operations to incorporate new products and processes, or to manufacture at lower cost locations outside the United States, could cause disruptions, which, in turn, could adversely affect customer relationships, cause a loss of market opportunities and negatively affect our business and operating results.

        We have in the past experienced higher than expected demand for our products. This resulted in delays in the delivery of certain products due to temporary shortages of certain components, particularly components with long lead times, and insufficient manufacturing capacity. Due to the complex nature of our products and manufacturing processes, including products manufactured by our licensing partners, the worldwide demand for some wireless technology components and other factors, we can offer no assurance that delays in the delivery of products will not occur in the future.

WE RELY ON CONTINUOUS POWER SUPPLY TO CONDUCT OUR OPERATIONS, AND CALIFORNIA'S CURRENT ELECTRICAL POWER CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES.

        California is in the midst of an electrical power crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. These blackouts could cause disruptions to our operations and the operations of our suppliers and distributors in California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we may suffer as a result of any interruption in our power supply or the power supply of our suppliers or distributors. Power outages could disrupt our manufacturing and business operations and those of many of our suppliers and contract manufacturers, and could cause us to fail to meet production schedules and commitments to customers and other third parties. This disruption could result in damage to our current and prospective business relationships and could result in lost revenue and additional expense, thereby harming our business and our results of operations. Furthermore, the current energy crisis has caused electrical power prices to increase. If electrical power prices continue to increase, our operating expenses will likely increase, as the majority of our facilities are located in California.

WIRELESS COMMUNICATIONS AND NETWORKING MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

        The wireless communications industry is characterized by rapid technological change, short product life cycles and evolving industry standards. To remain competitive, we must develop or gain access to new technologies in order to increase product performance and functionality, reduce product size and maintain cost-effectiveness.

        Our success is also dependent on our ability to develop new products for existing and emerging wireless communications markets, to introduce such products in a timely manner and to have them designed into new products developed by OEM customers. The development of new wireless networking products is highly complex, and, from time to time, we have experienced delays in developing and introducing new products. Due to the intensely competitive nature of our business, any delay in the commercial availability of new products could materially and adversely affect our business, reputation and operating results. In addition, if we are unable to develop or obtain access to advanced wireless networking technologies as they become available, or are unable to design, develop and introduce competitive new products on a timely basis, or are unable to hire or retain qualified engineers to develop new technologies and products, our future operating results would be materially and adversely affected. We have expended substantial resources in developing products that are designed to conform to the IEEE 802.11 standards and the HomeRF specification. We can offer no assurance, however, that our IEEE 802.11 compliant products and our Symphony HomeRF products will have a meaningful commercial impact. In this regard, we recorded a provision for excess and obsolete inventory, including purchase commitments, totaling $44.0 million during the second quarter of 2001, of which $37.5 million related to an additional excess inventory charge and $6.5 million related to purchase commitments, and another provision totaling $6.0 million during the third quarter of 2001, of which $4.0 million related to an additional excess inventory charge and $2.0 million related to purchase commitments. In the second quarter of 2000, we recorded a charge of $1,859,000 to cost of sales related to first generation IEEE 802.11 inventories.

        In 1999, the IEEE approved a new 2.4 GHz wireless LAN standard, designated as 802.11b. Based on direct sequence spread spectrum technology, this new standard increased the nominal data rate from 2 Mbps to 11 Mbps. In October 2000, we began to offer 802.11b products sourced from a third party developer and manufacturer, and there can be no assurance that our products will be competitive in the market. In addition, we are developing higher-speed frequency hopping technology based on the FCC Part 15 rule change adopted in August 2000, that will allow for wider band hopping channels and increase the data rate from 1.6 Mbps to up to 10 Mbps. There can be no assurance that we will be able to complete our development of 10 Mbps frequency hopping products in a timely manner, or that any such new products will compete effectively with IEEE 802.11b standard compliant products.

        In 1999, a group of computer and telecommunications industry leaders, led by Ericsson, began developing a short range RF method to connect mobile devices without cables called Bluetooth. Based on low power 2.4 GHz frequency hopping spread spectrum technology, numerous organizations are planning to deploy Bluetooth technology in a wide variety of mobile devices such as cellular telephones, notebook computers and handheld computers. We have not developed products that comply with Bluetooth. While Bluetooth technology is available to develop or acquire in the market, there can be no assurance that we will develop or acquire such technology, or that if we do develop or acquire such technology, that our products will be competitive in the market.

        In 2000, the IEEE approved a new 5 GHz wireless LAN standard designated as 802.11a. This new standard is based on Orthogonal Frequency Division Multiplexing, or OFDM, technology with multiple data rates ranging from below 10 Mbps to approximately 50 Mbps. In 1999, the European Telecommunications Standards Institute Project BRAN (Broadband Radio Access Networks) committee approved a new 5 GHz wireless LAN standard designated as HiperLAN2, also based on OFDM technology. Proxim is currently shipping initial commercial units of 802.11a products, and certain competitors have announced their intention to ship 802.11a products during the fourth quarter of 2001. In August 2001, we acquired Card Access, Inc. , a developer of 802.11a wireless networking products and we are working to develop products based on the 801.11a standard, but there can be no assurance that our 802.11a products will have a meaningful commercial impact.

        In addition, we are a core member of the HomeRF Working Group, an industry consortium that is establishing an open industry standard, called the HomeRF specification, for wireless digital communications between PCs and consumer electronic devices, including a common interface specification that supports wireless data and voice services in and around the home. We can offer no assurance that the HomeRF specification, or the Symphony HomeRF products that we have developed to comply with the specification, will have a meaningful commercial impact. Further, given the emerging nature of the wireless LAN market, we can offer no assurance that the RangeLAN2 and Symphony products and technology, or our other products or technology, will not be rendered obsolete by alternative or competing technologies.

        If we are unable to enter a particular market in a timely manner with internally developed products, we may license technology from other businesses or acquire other businesses as an alternative to internal research and development. In this regard, in the fourth quarter of 1997, we recorded a charge of $2,500,000 to in-process research and development related to a license of technology to be used in 5 GHz highspeed in-building wireless LAN products. In 1999, we recorded a total of $7,883,000 in charges related to the acquisition of 5 GHz ultra-broadband wireless building-to-building products. In the second quarter of 2000, we recorded a charge of $491,000 related to acquisition of products that address home and small office networking requirements, as well as Apple Macintosh computer connectivity. In the third quarter of 2000, we recorded a charge of $8,040,000 related to the acquisition of HomeRF technology. In the third quarter of 2001, we recorded a charge of $1,373,000 related to the acquisition of a developer of 802.11a products.

THE MARKET FOR INTEGRATED VOICE AND DATA PRODUCTS AND COMBINED SERVICES MAY NOT GROW AS ANTICIPATED.

        In 2000, we announced our HomeRF product family designed to integrate both voice communications and data networking on a shared frequency basis. A substantial part of our future growth is dependent on the widespread deployment of these integrated voice and data products for combined voice and data services. To date, service providers including competitive telephone carriers have not deployed such combined services broadly. Unless such products are broadly deployed we can offer no assurance that our Symphony HomeRF integrated voice and data products will have a meaningful commercial impact. If such growth does not occur as anticipated, this could contribute to significant variations in our future operating results.

WE DEPEND UPON INTERNATIONAL SALES AND OUR ABILITY TO SUSTAIN AND INCREASE INTERNATIONAL SALES IS SUBJECT TO MANY RISKS, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

        Revenue from shipments by us to customers outside the United States, principally to a limited number of distributors and OEM customers, represented 33%, 18% and 21% of total revenue during the first nine months of 2001, and calendar years 2000 and 1999, respectively. We expect that revenue from shipments to international customers will vary as a percentage of total revenue.

        Sales to international customers or to U.S. OEM customers who ship to international locations are subject to a number of risks and uncertainties including:

        - changes in foreign government regulations and telecommunications standards;

        -  export license and documentation requirements;

        -  tariffs, duties taxes and other trade barriers;

        -  fluctuations in currency exchange rates;

        -  longer payment cycles for international distributors;

        -  difficulty in collecting accounts receivable;

        -  competition from local manufacturers with lower costs;

        -  difficulty in staffing and managing foreign operations; and

        -  potential political and economic instability.

        While international sales are typically denominated in U.S. dollars and we typically extend limited credit terms, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. We can offer no assurance that foreign markets will continue to develop or that we will receive additional orders to supply our products to foreign customers. Our business and operating results could be materially adversely affected if foreign markets do not continue to develop or if we do not receive additional orders to supply our products for use by foreign customers. In the latter part of 1997 and throughout 1998, capital markets in Asia were highly volatile, resulting in fluctuations in Asian currencies and other economic instabilities. In this regard, in the third quarter of 1997 and continuing through the second quarter of 1998, we experienced a significant decrease in orders from NTT-IT, one of our major Japanese customers, resulting in a significant decrease in quarterly revenue and an operating loss in the third quarter of 1997.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

        We rely on a combination of patents, trademarks, non-disclosure agreements, invention assignment agreements and other security measures in order to establish and protect our proprietary rights. We have been issued ten U.S. patents, which are important to our current business, and we have five patent applications pending in the U.S. which relate to our core technologies and product designs. We can offer no assurance that patents will issue from any of these pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, we can offer no assurance that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will adequately protect us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tends to lag behind such inventions by several months, we cannot be certain that we first created the inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions or that we are not infringing on the patents of others. In addition, we have filed, or reserved our rights to file, a number of patent applications internationally. We can offer no assurance that any international patent application will issue or that the laws of foreign jurisdictions will protect our proprietary rights to the same extent as the laws of the United States.

        Although we intend to protect our proprietary rights vigorously, there can be no assurance that the measures we have taken or may take to protect our proprietary rights will be successful. We expect that litigation may be necessary to enforce our patents, trademarks or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, to establish the validity of any technology licenses offered to patent infringers, to prevent the importation of infringing products into the United States, or to defend against claims of infringement. Litigation could result in substantial costs and diversion of resources and could materially and adversely affect our business and operating results. Moreover, we can offer no assurance that in the future these rights will be upheld. Furthermore, there can be no assurance that any of our issued patents will provide a competitive advantage or will not be challenged by third parties or that the patents of others will not adversely impact our ability to do business. As the number of products in the wireless LAN market increases, and related features and functions overlap, we may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. Any such claims, with or without merit, could cause costly litigation and could require significant management time. There can be no assurance that, if required, we could obtain such royalty or license agreements on terms acceptable to us. There can be no assurance that the measures we have taken or may take in the future will prevent misappropriation of our technology or that others will not independently develop similar products, design around our proprietary or patented technology or duplicate our products.

WE HAVE COMMENCED UNITED STATES PATENT INFRINGEMENT AND INTERNATIONAL TRADE COMMISSION LEGAL ACTIONS AGAINST A NUMBER OF OUR COMPETITORS AND WE ARE THE SUBJECT OF COUNTERSUITS AND PATENT INFRINGEMENT COUNTERCLAIMS. SHOULD THE OUTCOME OF THIS PATENT, TRADE COMMISSION OR ANY RELATED LITIGATION BE UNFAVORABLE, WE MAY BE REQUIRED TO PAY DAMAGES AND OTHER EXPENSES, OR WE COULD BE ENJOINED FROM SELLING OUR PRODUCTS, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

        We are currently involved in patent and International Trade Commission litigation with respect to alleged infringement of certain of our United States patent rights related to direct sequence wireless local area networking technology. This litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources. In addition, this litigation, if determined adversely to us, could result in the payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could materially and adversely affect our business, financial condition and operating results. On March 8, 2001, we filed two lawsuits for infringement of three United States Patents for wireless networking technology: one suit in the U.S. District Court for the District of Massachusetts against Cisco Systems, Incorporated and Intersil Corporation; and one suit in the U.S. District Court for the District of Delaware against 3Com Corporation, SMC, Symbol Technologies and Wayport. These suits seek an injunction against continued infringement, damages resulting from the infringement and the defendants' conduct, interest on the damages, attorneys fees and costs, and such further relief as the respective courts deem just and appropriate.

        On March 9, 2001, we filed suit with the International Trade Commission
(ITC) in Washington, D.C. asking the ITC to stop the importation of products that infringe our patented wireless networking technology. Eight companies are identified in this action; Acer, Addtron, Ambicom, Compex, D-Link, Enterasys, Linksys and Melco. We have notified these and other companies that we believe are currently or have been infringing our patents. On May 9, 2001, we filed to remove Compex from the ITC complaint as Compex entered into an agreement with the Company to license these patents. Intersil and Agere Systems have filed motions to intervene in the proceedings before the ITC.

        On or about April 24, 2001, Intersil Corporation and Cisco Systems, Incorporated filed suit in the U.S. District Court for the District of Delaware seeking that our patents be found invalid, unenforceable and not infringed. Intersil and Cisco are seeking damages and attorneys' fees from us based upon alleged breach of contract and unfair competition.

        On or about May 1, 2001, Symbol Technologies filed patent infringement counterclaims in the U.S. District Court for the District of Delaware alleging that we infringe four Symbol wireless LAN patents. Symbol is seeking unspecified damages and a permanent injunction against us related to these infringement claims.

        On or about May 31, 2001, Agere Systems filed suit in the U.S. District Court for the District of Delaware alleging that Proxim infringes three Agere patents. Agere is seeking unspecified damages and a permanent injunction against Proxim related to its infringement claims. On July 9, 2001, we filed an amended answer and counterclaim to the Agere Systems suit. We are seeking declaratory judgment for non-infringement, invalidity and unenforceability of certain Agere Systems patents, as well as damages for violation of the antitrust laws of the United States.

        The results of any litigation matter are inherently uncertain. In the event of any adverse result in the described legal actions or any other related litigation with third parties that could arise the future with respect to patents or other intellectual property rights relevant to our products, we could be required to pay damages and other expenses, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. These matters are in the early stages of litigation and, accordingly, we can make no assurance that these matters will not materially and adversely affect our business, financial condition or operating results.

WE NEED TO EFFECTIVELY MANAGE OUR GROWTH.

        Our growth to date has caused, and will continue to cause, a significant strain on our management, operational, financial and other resources. Our ability to manage growth effectively will require us to improve our management, operational and financial processes and controls as well as the related information and communications systems. These demands will require the addition of new management personnel and the development of additional expertise by existing management. The failure of our management team to effectively manage growth, should it occur, could materially and adversely affect our business and operating results.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS IN MULTIPLE JURISDICTIONS WHERE WE SELL OUR PRODUCTS IS DIFFICULT AND COSTLY.

        In the United States, we are subject to various Federal Communications Commission, or FCC, rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. Our spread spectrum wireless products are certified for unlicensed operation in the 902-928 MHz, 2.4-2.4835 GHz, 5.15-5.35 GHz and 5.725-5.825 GHz frequency bands.
Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status in the frequency. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of our products experience excessive interference from primary users, market acceptance of our products could be adversely affected, which could materially and adversely affect our business and operating results. The FCC, however, has established certain standards that create an irrefutable presumption of noninterference for Part 15 users and we believe that our products comply with such requirements. We can offer no assurance that the occurrence of regulatory changes, including changes in the allocation of available frequency spectrum, changes in the use of allocated frequency spectrum, or modification to the standards establishing an irrefutable presumption for unlicensed Part 15 users, would not significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition.

        Our products are also subject to regulatory requirements in international markets and, therefore, we must monitor the development of spread spectrum and other radio frequency regulations in certain countries that represent potential markets for our products. While we can offer no assurance that we will be able to comply with regulations in any particular country, we design our RangeLAN2, RangeLAN-DS, Harmony, Symphony and Symphony HomeRF products to minimize the design modifications required to meet various 2.4 GHz international spread spectrum regulations. In addition, we will seek to obtain international certifications for the Symphony and Symphony HomeRF product line in countries where there is a substantial market for home PCs and Internet connectivity. Changes in, or the failure by us to comply with, applicable domestic and international regulations could materially adversely affect our business and operating results. In addition, with respect to those countries that do not follow FCC regulations, we may need to modify our products to meet local rules and regulations.

        Regulatory changes by the FCC or by regulatory agencies outside the United States, including changes in the allocation of available frequency spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. In September 1993 and in February 1995, the FCC allocated additional spectrum for personal communications services. In January 1997, the FCC authorized 300 MHz of additional unlicensed frequencies in the 5 GHz frequency range in Part 15 Subpart E which regulates U-NII devices operating in the 5.15-5.35 GHz and 5.725-5.825 GHz frequency bands. In August 2000, the FCC issued an amendment to Part 15 that changed the way allocated frequencies are utilized by frequency hopping spread spectrum systems. In May 2001, the FCC issued a proposal to revise its rules for 2.4 GHz spread spectrum systems and to allow new digital transmission technologies to operate pursuant to the same rules as spread spectrum systems. In addition, the Commission also granted a blanket interim waiver to allow new digital technologies that meet the existing rules for direct sequence spread spectrum systems to obtain FCC equipment certification prior to the adoption of final rules in this proceeding. These approved changes in the allocation and use of available frequency spectrum, as well as the granting of an interim waiver could create opportunities for other wireless networking products and services.

        There can be no assurance that new regulations will not be promulgated, that could materially and adversely affect our business and operating results.

THERE MAY BE POTENTIAL HEALTH AND SAFETY RISKS RELATED TO OUR PRODUCTS THAT COULD NEGATIVELY AFFECT OUR BUSINESS AND PRODUCT SALES.

        The intentional emission of electromagnetic radiation has been the subject of recent public concern regarding possible health and safety risks, and though our products, when installed in any of the intended configurations, are designed not to exceed the maximum permissible exposure limits listed in Section
1.1311 of the FCC Regulations, we can offer no assurance that safety issues will not arise in the future and materially and adversely affect our business and operating results.

TO COMPETE EFFECTIVELY, WE MUST ESTABLISH AND EXPAND NEW DISTRIBUTION CHANNELS FOR OUR HOME NETWORKING PRODUCTS.

        To date, a substantial percentage of our revenue has been derived from OEM customers through our direct sales force. We sell our branded RangeLAN2 and Harmony products through domestic and international distributors. We are also establishing new distribution channels for our Symphony HomeRF family of cordless home and small office networking products. Symphony HomeRF products are currently sold through computer retailers, leading computer catalogs, and numerous on-line retail sites over the Internet, including our e-commerce Web site at www.proxim.com. In general, distributors and retailers offer products of several different companies, including products that may compete with our products. Accordingly, they may give higher priority to products of other suppliers, thus reducing their efforts to sell our products. Agreements with distributors and retailers are generally terminable at their option. Any reduction in sales efforts or termination of a relationship may materially and adversely affect our business and operating results. Use of distributors and retailers also entails the risk that they will build up inventories in anticipation of substantial growth in sales. If such growth does not occur as anticipated, they may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in our future operating results.

IF WE LOSE KEY PERSONNEL OR WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR BUSINESS OR ACHIEVE OUR OBJECTIVES.

        We are highly dependent on the technical and management skills of our key employees, in particular David C. King, Chairman, President and Chief Executive Officer. We do not have employment agreements with or life insurance on the life of, either person. In addition, given the rapid technological change in this industry, we believe that the technical expertise and creative skills of our engineers and other personnel are crucial in determining our future success. The loss of the services of any key employee could adversely affect our business and operating results. Our success also depends in large part on a limited number of key marketing and sales employees and on our ability to continue to attract, assimilate and retain additional highly talented personnel. Competition for qualified personnel in the wireless data communications and networking industries is intense. We can offer no assurance that we will be successful in retaining our key employees or that we can attract, assimilate or retain the additional skilled personnel as required.

WE HAVE RECORDED LOSSES AS A RESULT OF IMPAIRMENT OF SOME OF OUR EQUITY INVESTMENTS AND MAY INCUR ADDITIONAL LOSSES IN THE FUTURE, WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

        We have an investment portfolio that includes minority equity investments in companies operating in emerging markets which we believe may be strategic to us. In particular, we have invested in various privately held companies, many of which are still in the start-up or development stage. These investments are inherently risky because the markets for the technologies, products or services of these companies are typically in the early stages and may never develop or may not develop as we anticipate. Furthermore, the value of our investments in these companies are subject to significant market price volatility. We monitor these investments for impairment and make appropriate reductions in carrying values when appropriate for "other than temporary" impairment. We evaluate each of its investment's fair value each fiscal quarter to determine whether and to what degree an investment may be impaired. If an investment is determined to be impaired, a determination is made whether such impairment is other than temporary. The factors considered vary based on the facts and circumstances regarding each company/investee. Some of the factors that may cause impairments include:

        - Stage of development for each company: from startup, to emerging, to mature businesses.

        -  Nature of the investment: equity versus debt.

        - Participation by other qualified investors: corporate, venture capitalists and other qualified investors.

        - Other available sources of liquidity: bank credit facilities, lease lines and secondary debt/equity instruments.

        -  Financial performance: profitability, cash flow and relative trends.

        - Financial position: cash balances, working capital, and available financing facilities.

        - Recent fund raising: equity and debt offerings, relative terms and conditions, and share valuation parameters.

        We have recorded impairment charges related to our equity investments of $12.1 million, $2.5 million and $2.0 million during the first nine months of 2001 and calendar years 2000 and 1999, respectively. If the results of operations and financial condition of these companies continue to decline, and market conditions do not improve, we may incur additional impairment charges on this investment portfolio, or any future investments.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE.

        Recently, the price of our common stock has been volatile. We believe that the price of our common stock may continue to fluctuate, perhaps substantially, as a result of factors including:

        -  announcements of developments relating to our business;

        -  fluctuations in our operating results;

        -  general conditions in the wireless communications industry;

        - general national and international economic conditions or the worldwide economy;

        - a shortfall in revenue or earnings from securities analysts' expectations or other changes in financial estimates by securities analysts;

        - announcements of technological innovations or new products or enhancements by us, our OEM customers or our competitors;

        - developments related to patents, copyrights or other intellectual property rights;

        -  developments related to regulatory matters;

        -  developments related to patent litigation; and

        - developments in our relationships with customers, distributors and suppliers.

        In the third quarter of 1997 and the second and third quarters of 2001, we announced revenue and operating results below expectations of securities analysts and investors, resulting in a decrease in the market price of our common stock. In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

                                 USE OF PROCEEDS

        Proxim will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

        The following table sets forth as of the date of this prospectus, the names of the selling stockholders, the number of shares of Common Stock that each selling stockholder owns, the number of shares of Common Stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by each selling stockholder assuming the sale of all the Common Stock offered hereby.

        Each selling stockholder may transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

        The shares being offered by the selling stockholders were acquired in connection with a private placement of Common Stock and warrants exercisable for Common Stock completed on November 27, 2001. SG Cowen Securities Corporation served as our placement agent for such private placement. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                     SHARES BENEFICIALLY
                                       OWNED PRIOR TO                         SHARES BENEFICIALLY
                                        OFFERING(1)           NUMBER OF     OWNED AFTER OFFERING(1)
                                   ----------------------      SHARES       -----------------------
   NAME OF SELLING STOCKHOLDER       NUMBER      PERCENT    BEING OFFERED     NUMBER       PERCENT
-------------------------------    ---------    ---------   -------------   ----------    ---------
UBS Global Equity Arbitrage
Master Ltd.(2) ...................  1,093,028      3.52%       1,093,028         ---           *
PIPES Corporate Strategies Ltd(3)   1,093,028      3.52%       1,093,028         ---           *
Riverview Group L.L.C.(4) ........    510,079      1.65%         510,079         ---           *
SF  Capital Partners, Ltd.(5) ....    510,079      1.65%         510,079         ---           *
Pequot Capital Management,
   Inc.(6) .......................    728,684      2.35%         728,684         ---           *
Crosslink Crossover Fund III,
   L.P.(7) .......................    409,360      1.32%         409,360         ---           *
SG Cowen Securities Corporation(8)     87,442          *          87,442         ---           *
Offshore Crosslink Crossover
   Fund III, Unit Trust(9) .......     27,849          *          27,849         ---           *
                                    ---------                  ---------
                            Total   4,459,549                  4,459,549
                                    =========                  =========

-----------------
 *    Less than 1%.

(1)   Based on 30,885,334 shares outstanding as of December 20, 2001.
(2) Includes 182,171 shares of Common Stock issuable upon exercise of warrants.
(3) Includes 182,171 shares of Common Stock issuable upon exercise of warrants.
(4)   Includes 85,013 shares of Common Stock issuable upon exercise of warrants.
(5)   Includes 85,013 shares of Common Stock issuable upon exercise of warrants.
(6) Shares beneficially owned by Pequot Capital Management, Inc. represent 466,358 shares held of record by Pequot Scout Fund, L.P., which includes 77,726 shares of Common Stock issuable upon exercise of warrants, and 262,326 shares held of record by Pequot Navigator Offshore Fund, Inc., which includes 43,721 shares of Common Stock issuable upon exercise of warrants, both of which are managed by Pequot Capital Management, Inc. Pequot Capital Management, Inc. holds voting control and dispositive power for all shares held by Pequot Scout Fund, L.P. and Pequot Navigator Offshore Fund, Inc.
(7)   Includes 68,226 shares of Common Stock issuable upon exercise of warrants.
(8)   Includes 87,442 shares of Common Stock issuable upon exercise of warrants.
(9)   Includes 4,641 shares of Common Stock issuable upon exercise of warrants.

                                     PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Proxim in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with distributions of the shares offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Proxim's common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell Proxim's common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

        We agreed to register under applicable federal and state securities law the shares covered by this prospectus for the selling stockholders. In connection with such registration, we and the selling stockholders agreed to a cross-indemnification of the selling stockholders and us and our respective controlling persons against specific liabilities in connection with the offer and sale of the shares offered hereby, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the offering and sale of the shares offered hereby.

        To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Bylaws limit the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

        Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

        We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Proxim, arising out of such person's services as a Proxim director or officer, any subsidiary of Proxim or any other company or enterprise to which the person provides services at our request.

        Proxim's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Proxim pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Proxim by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Certain members of WSGR beneficially own approximately 3,694 shares of Proxim's common stock and options to purchase an aggregate of approximately 24,666 shares of Proxim's common stock.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Proxim, Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                4,459,549 SHARES

                                  PROXIM, INC.

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------


                                          , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Registrant will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee.

SEC Registration Fee..................................          $ 9,299.39
Accounting fees and expenses..........................            5,000.00
Legal fees and expenses...............................           10,000.00
Miscellaneous.........................................            5,000.00
                                                                ----------
    Total.............................................          $29,299.39
                                                                ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Bylaws limit the liability of its directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

        The Registrant's Certificate of Incorporation provides that the Registrant must indemnify its directors and may indemnify its other officers, employees and agents to the fullest extent permitted by law.

        The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in its Bylaws. These agreements, among other things, indemnify its directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the Registrant's request.

        The Registrant's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring the Registrant's directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16.  EXHIBITS

     EXHIBIT
     NUMBER                                          DESCRIPTION
     -------                                         ------------
       5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
      23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
                   (included in Exhibit 5.1)
      23.2         Consent of PricewaterhouseCoopers LLP, independent accountants
      24.1         Power of Attorney (contained on Page II-4)

ITEM 17.  UNDERTAKINGS

        A.     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.     Undertaking Regarding Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        D.     Undertaking Regarding Registration Statement Permitted by Rule
               430A.

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 21, 2001.

                                      PROXIM, INC.

                                      By: /s/ Keith E. Glover
                                          ----------------------------------
                                          Keith E. Glover
                                          Vice President of Finance and
                                          Administration and Chief Financial
                                          Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith E. Glover his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant on December 21, 2001.

                SIGNATURE                                   TITLE
                ---------                                   -----
                                              President and Chief Executive Officer
            /s/ David C. King                 (Principal Executive Officer), Chairman
        --------------------------            of the Board of Directors
              David C. King

                                              Director
        --------------------------
               Raymond Chin

          /s/ Leslie G. Denend                Director
        --------------------------
             Leslie G. Denend

          /s/ Jeffrey D. Saper                Director
        --------------------------
             Jeffrey D. Saper

           /s/ Keith E. Glover                Vice President of Finance and
        --------------------------            Administration, Chief Financial Officer
             Keith E. Glover                  and Attorney-in-Fact

                                INDEX TO EXHIBITS

     EXHIBIT
     NUMBER                                          DESCRIPTION
     ------                                          -----------
       5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
      23.1         Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
                   (included in Exhibit 5.1)
      23.2         Consent of PricewaterhouseCoopers LLP, independent accountants
      24.1         Power of Attorney (contained on Page II-4)